Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 24, 2016 with respect to the consolidated financial statements and related schedule of Sotherly Hotels LP as of December 31, 2015 and for the years ended December 31, 2015 and 2014 included in the Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Arlington, Virginia

September 6, 2017